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            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                                       FORM 8-K

                               Current Report
                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

              Date of Report: May 7, 1997


                  BLACKHAWK BANCORP, INC.

                                WISCONSIN


     0-18599                             39-1659424
   (Commission File No.)             (I.R.S. Employer
                                                    Identification No.)

                           400 Broad Street
                           Beloit, WI 53511

                            (608) 364-8911
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Item 5.  Other Events
Following is a press release for the registrant announcing the completion of the previously announced acquisition.

Blackhawk Bancorp, Inc.
400 Broad Street , Beloit, WI  53511



FOR IMMEDIATE RELEASE
Contact:  Dennis M. Conerton, President & CEO
Phone:    608-364-8911
FAX:      608-364-8946


           Blackhawk Bancorp, Inc., Completes Acquisition

Beloit, WI, May 2, 1997 -- Blackhawk Bancorp, Inc., a Wisconsin corporation has completed its acquisition of Rochelle Bancorp, Inc., an Illinois company. The announcement was made by Dennis M. Conerton, President and Chief Executive Officer of Blackhawk Bancorp, Inc. All of the outstanding shares of Rochelle were purchased for approximately $4,173,000 in cash.

As part of the merger and reorganization, Blackhawk acquired
Rochelle Savings Bank S. B., an Illinois state chartered savings bank with offices in Rochelle and Oregon, Illinois and assets totaling approximately $48,000,000. Also acquired was Midland Acceptance
Corporation a financing subsidiary of Rochelle with offices in Rochelle and Rockford, Illinois and assets of approximately $2,000,000.

According to Conerton, the merger creates a natural extension and diversification of Blackhawk's market across the stateline into Illinois. "We are excited about the opportunities that exist with this acquisition," he said. "We will now have the ability to introduce customers in our new market to an expanded line of financial services including commercial banking and Blackhawk's Trust Department."

With the merger completed, Blackhawk Bancorp, Inc., now has six bank offices and two finance office locations with assets of approximately $200 million. Blackhawk has also announced plans to open a seventh office location later this summer inside the new Wal-Mart Supercenter in Beloit, Wisconsin. The shares of Blackhawk Bancorp, Inc., are publicly traded on the over the counter market.
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                                      SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Blackhawk Bancorp, Inc

Date: May 7, 1997                                    /s/ Dennis M. Conerton
                                                     President & CEO